Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

NEWS RELEASE

MARSH & McLENNAN COMPANIES NAMES J. MICHAEL BISCHOFF
CHIEF FINANCIAL OFFICER

NEW YORK, September 4, 2012 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice and solutions in risk, strategy and human capital, today announced the appointment of J. Michael Bischoff as Chief Financial Officer, effective immediately. Mr. Bischoff will report directly to the Company’s President and CEO, Brian Duperreault.

Mr. Bischoff had been serving as interim Chief Financial Officer since March 2012. Prior to that, Mr. Bischoff was responsible for leading and directing the Company's Corporate Development, Mergers & Acquisitions, Treasury and Investor Relations functions. Since joining the Company in 1982, Mr. Bischoff has held a number of senior financial management positions.

”We are pleased to announce that, after a thorough search, we have chosen Mike to serve as the Company’s Chief Financial Officer on a continuing basis,” said Mr. Duperreault. “His extensive experience and demonstrated ability to create shareholder value are important assets as we drive toward our long-term growth objectives.”

“I am proud to be part of the executive leadership team at Marsh & McLennan Companies,” said Mr. Bischoff. “I am pleased to be working with a group of highly talented and committed colleagues who strive to deliver on the Company’s strategic goals.”

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in human resource consulting and related services; and Oliver Wyman is a global leader in management consulting. Marsh & McLennan Companies’ 53,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

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